Exhibit 99.2

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	July 1, 2023	April 1, 2023
Assets
Current assets
Cash and cash equivalents	$238	$249
Receivables, net	300	369
Inventories, net	1,166	1,057
Prepaid expenses and other current assets	216	195
Total current assets	1,920	1,870
Property and equipment, net	551	552
Operating lease right-of-use assets	1,359	1,330
Intangible assets, net	1,737	1,728
Goodwill	1,308	1,293
Deferred tax assets	312	296
Other assets	222	226
Total assets	$7,409	$7,295
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$476	$475
Accrued payroll and payroll related expenses	121	154
Accrued income taxes	82	73
Short-term operating lease liabilities	416	429
Short-term debt	13	5
Accrued expenses and other current liabilities	340	314
Total current liabilities	1,448	1,450
Long-term operating lease liabilities	1,354	1,348
Deferred tax liabilities	505	508
Long-term debt	1,924	1,822
Other long-term liabilities	366	318
Total liabilities	5,597	5,446
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 225,684,542 shares issued and 116,064,396 outstanding at July 1, 2023; 224,166,250 shares issued and 117,347,045 outstanding at April 1, 2023	—	—
Treasury shares, at cost (109,620,146 shares at July 1, 2023 and 106,819,205 shares at April 1, 2023)	(5,457)	(5,351)
Additional paid-in capital	1,375	1,344
Accumulated other comprehensive income	137	147
Retained earnings	5,756	5,708
Total shareholders’ equity of Capri	1,811	1,848
Noncontrolling interest	1	1
Total shareholders’ equity	1,812	1,849
Total liabilities and shareholders’ equity	$7,409	$7,295

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended
	July 1, 2023	July 2, 2022
Total revenue	$1,229	$1,360
Cost of goods sold	417	459
Gross profit	812	901
Selling, general and administrative expenses	689	622
Depreciation and amortization	45	45
Restructuring and other (income) expense	(2)	3
Total operating expenses	732	670
Income from operations	80	231
Other expense, net	1	—
Interest expense (income), net	8	(4)
Foreign currency loss	21	4
Income before income taxes	50	231
Provision for income taxes	2	28
Net income	48	203
Less: Net income attributable to noncontrolling interest	—	2
Net income attributable to Capri	$48	$201
Weighted average ordinary shares outstanding:
Basic	117,431,941	141,913,586
Diluted	118,282,633	143,733,984
Net income per ordinary share attributable to Capri:
Basic	$0.41	$1.42
Diluted	$0.41	$1.40
Statements of Comprehensive Income:
Net income	$48	$203
Foreign currency translation adjustments	(7)	(107)
Net (loss) gain on derivatives	(3)	2
Comprehensive income	38	98
Less: Net income attributable to noncontrolling interest	—	2
Comprehensive income attributable to Capri	$38	$96

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In millions, except share data which is in thousands)
(Unaudited)

	Ordinary Shares		Additional Paid-in Capital	Treasury Shares		Accumulated Other Comprehensive Income	Retained Earnings	Total Equity of Capri	Non-controlling Interest	Total Equity
	Shares	Amounts		Shares	Amounts
Balance at April 1, 2023	224,166	$—	$1,344	(106,819)	$(5,351)	$147	$5,708	$1,848	$1	$1,849
Net income	—	—	—	—	—	—	48	48	—	48
Other comprehensive loss	—	—	—	—	—	(10)	—	(10)	—	(10)
Total comprehensive income	—	—	—	—	—	—	—	38	—	38
Vesting of restricted awards, net of forfeitures	1,504	—	—	—	—	—	—	—	—	—
Exercise of employee share options	14	—	1	—	—	—	—	1	—	1
Share-based compensation expense	—	—	30	—	—	—	—	30	—	30
Repurchase of ordinary shares	—	—	—	(2,801)	(106)	—	—	(106)	—	(106)
Balance at July 1, 2023	225,684	$—	$1,375	(109,620)	$(5,457)	$137	$5,756	$1,811	$1	$1,812

	Ordinary Shares		Additional Paid-in Capital	Treasury Shares		Accumulated Other Comprehensive Income	Retained Earnings	Total Equity of Capri	Non-controlling Interest	Total Equity
	Shares	Amounts		Shares	Amounts
Balance at April 2, 2022	221,967	$—	$1,260	(79,161)	$(3,987)	$194	$5,092	$2,559	$(1)	$2,558
Net income	—	—	—	—	—	—	201	201	2	203
Other comprehensive loss	—	—	—	—	—	(105)	—	(105)	—	(105)
Total comprehensive income	—	—	—	—	—	—	—	96	2	98
Vesting of restricted awards, net of forfeitures	1,420	—	—	—	—	—	—	—	—	—
Exercise of employee share options	117	—	6	—	—	—	—	6	—	6
Share-based compensation expense	—	—	28	—	—	—	—	28	—	28
Repurchase of ordinary shares	—	—	—	(6,386)	(312)	—	—	(312)	—	(312)
Balance at July 2, 2022	223,504	$—	$1,294	(85,547)	$(4,299)	$89	$5,293	$2,377	$1	$2,378

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	July 1, 2023	July 2, 2022
Cash flows from operating activities
Net income	$48	$203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45	45
Share-based compensation expense	30	28
Deferred income taxes	(2)	1
Changes to lease related balances, net	(29)	(33)
Foreign currency loss	20	1
Other non-cash adjustments	2	1
Change in assets and liabilities:
Receivables, net	68	26
Inventories, net	(122)	(209)
Prepaid expenses and other current assets	(26)	(13)
Accounts payable	1	6
Accrued expenses and other current liabilities	10	87
Other long-term assets and liabilities	(5)	(6)
Net cash provided by operating activities	40	137
Cash flows from investing activities
Capital expenditures	(50)	(36)
Settlement of net investment hedges	—	66
Net cash (used in) provided by investing activities	(50)	30
Cash flows from financing activities
Debt borrowings	593	1,350
Debt repayments	(491)	(1,090)
Debt issuance costs	—	(4)
Repurchase of ordinary shares	(106)	(312)
Exercise of employee share options	1	6
Net cash used in financing activities	(3)	(50)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(65)
Net (decrease) increase in cash, cash equivalents and restricted cash	(16)	52
Beginning of period	256	172
End of period	$240	$224
Supplemental disclosures of cash flow information
Cash paid for interest	$22	$18
Net cash paid (received) for income taxes	$15	$(72)
Supplemental disclosure of non-cash investing and financing activities
Accrued capital expenditures	$27	$43

See accompanying notes to consolidated financial statements.

CAPRI HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Business and Basis of Presentation

Capri Holdings Limited (“Capri”, and together with its subsidiaries, the “Company”) was incorporated in the British Virgin Islands on December 13, 2002. The Company is a holding company that owns brands that are leading designers, marketers, distributors and retailers of branded women’s and men’s accessories, footwear and ready-to-wear bearing the Versace, Jimmy Choo and Michael Kors tradenames and related trademarks and logos. The Company operates in three reportable segments: Versace, Jimmy Choo and Michael Kors. See Note 16 for additional information.

The interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned or controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The interim consolidated financial statements as of July 1, 2023 and for the three months ended July 1, 2023 and July 2, 2022 are unaudited. The Company consolidates the results of its Versace business on a one-month lag, as consistent with prior periods. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The interim consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, necessary for a fair presentation in conformity with U.S. GAAP. The interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended April 1, 2023, as filed with the Securities and Exchange Commission on May 31, 2023, in the Company’s Annual Report on Form 10-K. The results of operations for the interim periods should not be considered indicative of results to be expected for the full fiscal year.

The Company utilizes a 52- to 53-week fiscal year and the term “Fiscal Year” or “Fiscal” refers to that 52- or 53-week period. The results for the three months ended July 1, 2023 and July 2, 2022 are based on 13-week periods. The Company’s Fiscal Year 2024 is a 52-week period ending March 30, 2024.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to use judgment and make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. The most significant assumptions and estimates involved in preparing the financial statements include allowances for customer deductions, sales returns, sales discounts, credit losses, estimates of inventory net realizable value, the valuation of share-based compensation, the valuation of deferred taxes, goodwill, intangible assets, operating lease right-of-use assets and property and equipment, along with the estimated useful lives assigned to these assets. Actual results could differ from those estimates.

Seasonality

The Company experiences certain effects of seasonality with respect to its business. The Company generally experiences greater sales during its third fiscal quarter, primarily driven by holiday season sales, and the lowest sales during its first fiscal quarter.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Included in the Company’s cash and cash equivalents as of July 1, 2023 and April 1, 2023 are credit card receivables of $31 million and $22 million, respectively, which generally settle within two to three business days.

A reconciliation of cash, cash equivalents and restricted cash as of July 1, 2023 and April 1, 2023 from the consolidated balance sheets to the consolidated statements of cash flows is as follows (in millions):

	July 1, 2023	April 1, 2023
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$238	$249
Restricted cash included within prepaid expenses and other current assets	2	7
Total cash, cash equivalents and restricted cash shown on the consolidated statements of cash flows	$240	$256

Inventories, net

Inventories primarily consist of finished goods with the exception of raw materials and work in process inventory. The combined total of raw materials and work in process inventory, net, recorded on the Company’s consolidated balance sheets was $47 million as of July 1, 2023 and April 1, 2023.

Derivative Financial Instruments

Forward Foreign Currency Exchange Contracts

The Company uses forward foreign currency exchange contracts to manage its exposure to fluctuations in foreign currency for certain transactions. The Company, in its normal course of business, enters into transactions with foreign suppliers and seeks to minimize risks related to these transactions. The Company employs these contracts to hedge the Company’s cash flows as they relate to foreign currency transactions. Certain of these contracts are designated as hedges for accounting purposes, while others remain undesignated. All of the Company’s derivative instruments are recorded in the Company’s consolidated balance sheets at fair value on a gross basis, regardless of their hedge designation.

The Company designates certain contracts related to the purchase of inventory that qualify for hedge accounting as cash flow hedges. Formal hedge documentation is prepared for all derivative instruments designated as hedges, including a description of the hedged item and the hedging instrument and the risk being hedged. The changes in the fair value for contracts designated as cash flow hedges is recorded in equity as a component of accumulated other comprehensive income until the hedged item affects earnings. When the inventory related to forecasted inventory purchases that are being hedged is sold to a third party, the gains or losses deferred in accumulated other comprehensive income are recognized within cost of goods sold. The Company uses regression analysis to assess effectiveness of derivative instruments that are designated as hedges, which compares the change in the fair value of the derivative instrument to the change in the related hedged item. If the hedge is no longer expected to be highly effective in the future, future changes in the fair value are recognized in earnings. For those contracts that are not designated as hedges, changes in the fair value are recorded to foreign currency loss in the Company’s consolidated statements of operations and comprehensive income. The Company classifies cash flows relating to its forward foreign currency exchange contracts related to purchase of inventory consistently with the classification of the hedged item, within cash flows from operating activities.

The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. In order to mitigate counterparty credit risk, the Company only enters into contracts with carefully selected financial institutions based upon their credit ratings and certain other financial factors, adhering to established limits for credit exposure. The aforementioned forward contracts generally have a term of no more than 12 months. The period of these contracts is directly related to the foreign transaction they are intended to hedge.

Net Investment Hedges

The Company also uses cross-currency swap agreements to hedge its net investments in foreign operations against future volatility in the exchange rates between different currencies. The Company has elected the spot method of designating these contracts under Accounting Standards Update (“ASU”) 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities”, and has designated these contracts as net investment hedges. The net gain or loss on the net investment hedge is reported within foreign currency translation gains and losses (“CTA”), as a component of accumulated other comprehensive income on the Company’s consolidated balance sheets. Interest accruals and coupon payments are recognized directly in interest expense (income), net, in the Company’s consolidated statements of operations and comprehensive income. Upon discontinuation of a hedge, all previously recognized amounts remain in CTA until the net investment is sold, diluted or liquidated.

Fair Value Hedges

When a cross-currency swap is designated as a fair value hedge and qualifies as highly effective, the fair value hedge will be recorded at fair value each period on the Company’s consolidated balance sheets, with the difference resulting from the changes in the spot rate recognized in foreign currency loss on the Company’s consolidated statements of operations and comprehensive income, which will offset the related foreign currency impact of the underlying transaction being hedged.

Leases

The Company leases retail stores, office space and warehouse space under operating lease agreements that expire at various dates through September 2043. The Company’s leases generally have terms of up to 10 years, generally require a fixed annual rent and may require the payment of additional rent if store sales exceed a negotiated amount. Although most of the Company’s equipment is owned, the Company has limited equipment leases that expire on various dates through August 2027. The Company acts as sublessor in certain leasing arrangements, primarily related to closed stores from previous restructuring activities. Fixed sublease payments received are recognized on a straight-line basis over the sublease term. The Company determines the sublease term based on the date it provides possession to the subtenant through the expiration date of the sublease.

The Company recognizes operating lease right-of-use assets and lease liabilities at lease commencement date, based on the present value of fixed lease payments over the expected lease term. The Company uses its incremental borrowing rates to determine the present value of fixed lease payments based on the information available at the lease commencement date, as the rate implicit in the lease is not readily determinable for the Company’s leases. The Company’s incremental borrowing rates are based on the term of the leases, the economic environment of the leases and reflect the expected interest rate it would incur to borrow on a secured basis. Certain leases include one or more renewal options. The exercise of lease renewal options is generally at the Company’s sole discretion and as such, the Company typically determines that exercise of these renewal options is not reasonably certain. As a result, the Company generally does not include renewal options in the expected lease term and the associated lease payments are not included in the measurement of the operating lease right-of-use asset and lease liability. Certain leases also contain termination options with an associated penalty. Generally, the Company is reasonably certain not to exercise these options and as such, they are not included in the determination of the expected lease term. The Company recognizes operating lease expense on a straight-line basis over the lease term.

Leases with an initial lease term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for its short-term leases on a straight-line basis over the lease term.

The Company’s leases generally provide for payments of non-lease components, such as common area maintenance, real estate taxes and other costs associated with the leased property. The Company accounts for lease and non-lease components of its real estate leases together as a single lease component and, as such, includes fixed payments of non-lease components in the measurement of the operating lease right-of-use assets and lease liabilities for its real estate leases. Variable lease payments, such as percentage rentals based on sales, periodic adjustments for inflation, reimbursement of real estate taxes, any variable common area maintenance and any other variable costs associated with the leased property are expensed as incurred as variable lease costs and are not recorded on the balance sheet. The Company’s lease agreements do not contain any material residual value guarantees, material restrictions or covenants.

The following table presents the Company’s supplemental cash flow information related to leases (in millions):
	Three Months Ended
	July 1, 2023	July 2, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating leases	$131	$125

During each of the three months ended July 1, 2023 and July 2, 2022, the Company recorded sublease income of $2 million within selling, general and administrative expenses.

Net Income per Share

The Company’s basic net income per ordinary share is calculated by dividing net income by the weighted average number of ordinary shares outstanding during the period. Diluted net income per ordinary share reflects the potential dilution that would occur if share options or any other potentially dilutive instruments, including restricted shares and restricted share units (“RSUs”), were exercised or converted into ordinary shares. These potentially dilutive securities are included in diluted shares to the extent they are dilutive under the treasury stock method for the applicable periods. Performance-based RSUs are included as diluted shares if the related performance conditions are considered satisfied as of the end of the reporting period and to the extent they are dilutive under the treasury stock method.

The components of the calculation of basic net income per ordinary share and diluted net income per ordinary share are as follows (in millions, except share and per share data):

	Three Months Ended
	July 1, 2023	July 2, 2022
Numerator:
Net income attributable to Capri	$48	$201
Denominator:
Basic weighted average shares	117,431,941	141,913,586
Weighted average dilutive share equivalents:
Share options and restricted shares/units, and performance restricted share units	850,692	1,820,398
Diluted weighted average shares	118,282,633	143,733,984
Basic net income per share (1)	$0.41	$1.42
Diluted net income per share (1)	$0.41	$1.40

(1)	Basic and diluted net income per share are calculated using unrounded numbers.

During the three months ended July 1, 2023, share equivalents of 287,571 shares have been excluded from the above calculations due to their anti-dilutive effect. Share equivalents of 657,340 shares have been excluded from the above calculations for the three months ended July 2, 2022 due to their anti-dilutive effect.

See Note 2 in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2023 for a complete disclosure of the Company’s significant accounting policies.

Recently Adopted Accounting Pronouncements

Supplier Finance Programs

In September 2022, the FASB issued ASU 2022-04, “Disclosure of Supplier Finance Program Obligations” which makes a number of changes. The amendments require a buyer in a supplier finance program to disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period and potential magnitude. The amendments in this update do not affect the recognition, measurement, or financial statement presentation of obligations covered by supplier finance programs. The Company adopted the update in the first quarter of Fiscal 2024 on a retrospective basis, except for the requirement to disclose rollforward information, which will be effective for the Company in the first quarter of Fiscal 2025 on a prospective basis. See Note 9 for the Company’s disclosures relating to this update.

Recently Issued Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on the Company’s results of operations, financial condition or cash flows based on current information.

3. Revenue Recognition

The Company accounts for contracts with its customers when there is approval and commitment from both parties, the rights of the parties and payment terms have been identified, the contract has commercial substance and collectibility of consideration is probable. Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for goods or services.

The Company sells its products through three primary channels of distribution: retail, wholesale and licensing. Within the retail and wholesale channels, substantially all of the Company’s revenues consist of sales of products that represent a single performance obligation, where control transfers at a point in time to the customer. For licensing arrangements, royalty and advertising revenue is recognized over time based on access provided to the Company’s trademarks.

Retail

The Company generates sales through directly operated stores and e-commerce sites throughout the Americas (United States, Canada and Latin America), certain parts of EMEA (Europe, Middle East and Africa) and certain parts of Asia (Asia and Oceania).

Gift Cards. The Company sells gift cards that can be redeemed for merchandise, resulting in a contract liability upon issuance. Revenue is recognized when the gift card is redeemed or upon “breakage” for the estimated portion of gift cards that are not expected to be redeemed. “Breakage” revenue is calculated under the proportional redemption methodology, which considers the historical patterns of redemption in jurisdictions where the Company is not required to remit the value of the unredeemed gift cards as unclaimed property. The contract liability related to gift cards, net of estimated “breakage” of $14 million as of July 1, 2023 and April 1, 2023, is included within accrued expenses and other current liabilities in the Company’s consolidated balance sheet.

Loyalty Program. The Company offers a loyalty program, which allows its Michael Kors United States customers to earn points on qualifying purchases toward monetary and non-monetary rewards, which may be redeemed for purchases at Michael Kors retail stores and e-commerce sites. The Company defers a portion of the initial sales transaction based on the estimated relative fair value of the benefits based on projected timing of future redemptions and historical activity. These amounts include estimated “breakage” for points that are not expected to be redeemed.

Wholesale

The Company’s products are sold primarily to major department stores, specialty stores and travel retail shops throughout the Americas, EMEA and Asia. The Company also has arrangements where its products are sold to geographic licensees in certain parts of EMEA, Asia and South America.

Licensing

The Company provides its third-party licensees with the right to access its Versace, Jimmy Choo and Michael Kors trademarks under product and geographic licensing arrangements. Under geographic licensing arrangements, third party licensees receive the right to distribute and sell products bearing the Company’s trademarks in retail and/or wholesale channels within certain geographical areas, including Brazil, the Middle East, Eastern Europe, South Africa and certain parts of Asia.

The Company recognizes royalty revenue and advertising contributions based on the percentage of sales made by the licensees. Generally, the Company’s guaranteed minimum royalty amounts due from licensees relate to contractual periods that do not exceed 12 months, however, certain guaranteed minimums for Versace are multi-year based.

As of July 1, 2023, contractually guaranteed minimum fees from the Company’s license agreements expected to be recognized as revenue during future periods were as follows (in millions):

Contractually Guaranteed Minimum Fees

Remainder of Fiscal 2024	$25
Fiscal 2025	33
Fiscal 2026	30
Fiscal 2027	26
Fiscal 2028	18
Fiscal 2029 and thereafter	29
Total	$161

Sales Returns

The refund liability recorded as of July 1, 2023 was $58 million, and the related asset for the right to recover returned product as of July 1, 2023 was $18 million. The refund liability recorded as of April 1, 2023 was $54 million, and the related asset for the right to recover returned product as of April 1, 2023 was $17 million.

Contract Balances

Total contract liabilities were $37 million and $36 million as of July 1, 2023 and April 1, 2023, respectively. For the three months ended July 1, 2023, the Company recognized $5 million in revenue which related to contract liabilities that existed at April 1, 2023. For the three months ended July 2, 2022, the Company recognized $5 million in revenue which related to contract liabilities that existed at April 2, 2022. There were no material contract assets recorded as of July 1, 2023 and April 1, 2023.

There were no changes in historical variable consideration estimates that were materially different from actual results.

Disaggregation of Revenue

The following table presents the Company’s segment revenue disaggregated by geographic location (in millions):
	Three Months Ended
	July 1, 2023	July 2, 2022
Versace revenue - the Americas	$82	$115
Versace revenue - EMEA	116	107
Versace revenue - Asia	61	53
Total Versace	259	275
Jimmy Choo revenue - the Americas	49	54
Jimmy Choo revenue - EMEA	81	66
Jimmy Choo revenue - Asia	53	52
Total Jimmy Choo	183	172
Michael Kors revenue - the Americas	501	625
Michael Kors revenue - EMEA	175	191
Michael Kors revenue - Asia	111	97
Total Michael Kors	787	913
Total revenue - the Americas	632	794
Total revenue - EMEA	372	364
Total revenue - Asia	225	202
Total revenue	$1,229	$1,360

See Note 3 in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2023 for a complete disclosure of the Company’s revenue recognition policy.

4. Receivables, net

Receivables, net, consist of (in millions):
	July 1, 2023	April 1, 2023
Trade receivables (1)	$336	$412
Receivables due from licensees	15	14
	351	426
Less: allowances	(51)	(57)
Total receivables, net	$300	$369

(1)	As of July 1, 2023 and April 1, 2023, $97 million and $96 million, respectively, of trade receivables were insured.

Receivables are presented net of allowances for discounts, markdowns, operational chargebacks and credit losses. Discounts are based on open invoices where trade discounts have been extended to customers. Markdowns are based on wholesale customers’ sales performance, seasonal negotiations with customers, historical deduction trends and an evaluation of current market conditions. Operational chargebacks are based on deductions taken by customers, net of expected recoveries. Such provisions, and related recoveries, are reflected in revenues.

The Company’s allowance for credit losses is determined through analysis of periodic aging of receivables and assessments of collectibility based on an evaluation of historic and anticipated trends, the financial condition of the Company’s customers and the impact of general economic conditions. The past due status of a receivable is based on its contractual terms. Amounts deemed uncollectible are written off against the allowance when it is probable the amounts will not be recovered. Allowance for credit losses was $8 million as of July 1, 2023 and April 1, 2023. The Company had credit losses of $1 million for the three months ended July 1, 2023 and July 2, 2022.

5. Property and Equipment, net

Property and equipment, net, consists of (in millions):
	July 1, 2023	April 1, 2023
Leasehold improvements	$540	$577
Computer equipment and software	246	237
Furniture and fixtures	205	216
Equipment	126	106
Building	52	48
In-store shops	45	44
Land	18	18
Total property and equipment, gross	1,232	1,246
Less: accumulated depreciation and amortization	(782)	(784)
Subtotal	450	462
Construction-in-progress	101	90
Total property and equipment, net	$551	$552

Depreciation and amortization of property and equipment was $34 million for the three months ended July 1, 2023 and July 2, 2022. The Company did not record any property and equipment impairment charges for the three months ended July 1, 2023 and July 2, 2022.

6. Intangible Assets and Goodwill

The following table details the carrying values of the Company’s intangible assets and goodwill (in millions):
	July 1, 2023	April 1, 2023
Definite-lived intangible assets:
Reacquired rights	$400	$400
Trademarks	23	23
Customer relationships (1)	405	397
Gross definite-lived intangible assets	828	820
Less: accumulated amortization	(282)	(268)
Net definite-lived intangible assets	546	552
Indefinite-lived intangible assets:
Jimmy Choo brand (2)	286	277
Versace brand (1)	905	899
Net indefinite-lived intangible assets	1,191	1,176
Total intangible assets, excluding goodwill	$1,737	$1,728
Goodwill (3)	$1,308	$1,293

(1)	The change in the carrying value since April 1, 2023 reflects the impact of foreign currency translation.
(2)	Includes accumulated impairment of $273 million as of July 1, 2023 and April 1, 2023. The change in the carrying value since April 1, 2023 reflects the impact of foreign currency translation.
(3)
Includes accumulated impairment of $347 million related to the Jimmy Choo reporting units as of July 1, 2023 and April 1, 2023. The change in the carrying value since April 1, 2023 reflects the impact of foreign currency translation.

Amortization expense for the Company’s definite-lived intangible assets was $11 million for the three months ended July 1, 2023 and July 2, 2022.

7. Current Assets and Current Liabilities

Prepaid expenses and other current assets consist of the following (in millions):
	July 1, 2023	April 1, 2023
Prepaid taxes	$116	$105
Prepaid contracts	19	22
Prepaid insurance	14	2
Interest receivable related to hedges	13	10
Other accounts receivables	10	10
Other	44	46
Total prepaid expenses and other current assets	$216	$195

Accrued expenses and other current liabilities consist of the following (in millions):
	July 1, 2023	April 1, 2023
Return liabilities	$58	$54
Other taxes payable	39	32
Accrued advertising and marketing	34	26
Accrued capital expenditures	27	33
Accrued rent (1)	20	18
Advance royalties	18	18
Professional services	17	14
Accrued interest	16	16
Gift cards and retail store credits	14	14
Accrued purchases and samples	12	8
Accrued litigation	11	12
Other	74	69
Total accrued expenses and other current liabilities	$340	$314

(1)	The accrued rent balance relates to variable lease payments.

8. Restructuring and Other (Income) Expense

During the three months ended July 1, 2023, the Company recorded other income of $2 million primarily related to a $10 million gain on the sale of a long-lived corporate asset partially offset by expenses related to equity awards associated with the acquisition of Versace and severance expenses incurred during the first quarter.

During the three months ended July 2, 2022, the Company recorded expenses of $3 million primarily related to equity awards associated with the acquisition of Versace.

9. Debt Obligations

The following table presents the Company’s debt obligations (in millions):
	July 1, 2023	April 1, 2023
Revolving Credit Facilities	$973	$874
Versace Term Loan	491	488
Senior Notes due 2024	450	450
Other	25	17
Total debt	1,939	1,829
Less: Unamortized debt issuance costs	2	2
Total carrying value of debt	1,937	1,827
Less: Short-term debt	13	5
Total long-term debt	$1,924	$1,822

Senior Revolving Credit Facility

On July 1, 2022, the Company entered into a revolving credit facility (the “2022 Credit Facility”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent (the “Administrative Agent”), which refinanced its existing senior unsecured revolving credit facility. The Company, a U.S. subsidiary of the Company, a Canadian subsidiary of the Company, a Dutch subsidiary of the Company and a Swiss subsidiary of the Company are the borrowers under the 2022 Credit Facility, and the borrowers and certain subsidiaries of the Company provide unsecured guaranties of the 2022 Credit Facility. The 2022 Credit Facility replaced the third amended and restated senior unsecured credit facility, dated as of November 15, 2018 (the “2018 Credit Facility”).

The 2022 Credit Facility provides for a $1.5 billion revolving credit facility (the “2022 Revolving Credit Facility”), which may be denominated in U.S. dollars and other currencies, including Euros, Canadian Dollars, Pounds Sterling, Japanese Yen and Swiss Francs. The 2022 Revolving Credit Facility also includes sub-facilities for the issuance of letters of credit of up to $125 million and swing line loans at the Administrative Agent’s discretion of up to $100 million. The Company has the ability to expand its borrowing availability under the 2022 Credit Facility in the form of increased revolving commitments or one or more tranches of term loans by up to an additional $500 million, subject to the agreement of the participating lenders and certain other customary conditions. See Note 11 to the Company’s Fiscal 2023 Annual Report on Form 10-K for information regarding the Company’s interest rates associated with borrowings under the 2022 Credit Facility.

The 2022 Credit Facility provides for an annual administration fee and a commitment fee equal to 7.5 basis points to 17.5 basis points per annum, which was 15.0 basis points as of July 1, 2023. The fees are based on the Company’s public debt ratings and/or net leverage ratio, applied to the average daily unused amount of the 2022 Credit Facility.

Loans under the 2022 Credit Facility may be prepaid and commitments may be terminated or reduced by the borrowers without premium or penalty other than customary “breakage” costs with respect to loans bearing interest based upon Adjusted Term SOFR, the Adjusted EURIBOR Rate, the Adjusted CDOR Rate and the Adjusted TIBOR Rate.

The 2022 Credit Facility requires the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1.0. Such net leverage ratio is calculated as the ratio of the sum of total indebtedness as of the date of the measurement plus the capitalized amount of all operating lease obligations, minus unrestricted cash and cash equivalents not to exceed $200 million, to Consolidated EBITDAR for the last four consecutive fiscal quarters. Consolidated EBITDAR is defined as consolidated net income plus provision for taxes based on income, profits or capital, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash losses, charges and expenses, subject to certain additions and deductions. The 2022 Credit Facility also includes covenants that limit additional indebtedness, liens, acquisitions and other investments, restricted payments and affiliate transactions.

The 2022 Credit Facility also contains events of default customary for financings of this type, including, but not limited to, payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy or insolvency, certain events under the Employee Retirement Income Security Act, material judgments, actual or asserted failure of any guaranty supporting the 2022 Credit Facility to be in full force and effect, and changes of control. If such an event of default occurs and is continuing, the lenders under the 2022 Credit Facility would be entitled to take various actions, including, but not limited to, terminating the commitments and accelerating amounts outstanding under the 2022 Credit Facility.

As of July 1, 2023 and April 1, 2023, the Company had $973 million and $874 million of borrowings outstanding under the 2022 Revolving Credit Facility, respectively. In addition, stand-by letters of credit of $3 million were outstanding as of both July 1, 2023 and April 1, 2023. At July 1, 2023 and April 1, 2023, the amount available for future borrowings under the 2022 Revolving Credit Facility was $524 million and $623 million, respectively. The Company had $6 million of deferred financing fees related to Revolving Credit Facilities for both July 1, 2023 and April 1, 2023, and are recorded within other assets in the Company’s consolidated balance sheets.

As of July 1, 2023, and the date these financial statements were issued, the Company was in compliance with all covenants related to the 2022 Credit Facility.

Versace Term Loan

On December 5, 2022, Gianni Versace S.r.l., a wholly owned subsidiary of Capri Holdings Limited, entered into a credit facility with Intesa Sanpaolo S.p.A., Banco Nazionale del Lavoro S.p.A., and UniCredit S.p.A., as arrangers and lenders, and Intesa Sanpaolo S.p.A., as agent, which provides a senior unsecured term loan (the “Versace Term Loan”) in an aggregate principal amount of €450 million. The Versace Term Loan is not subject to amortization and matures on December 5, 2025. The Company provides an unsecured guaranty of the Versace Term Loan.

The Versace Term Loan bears interest at a rate per annum equal to the greater of EURIBOR for the applicable interest period and zero, plus a margin of 1.35%.

The Versace Term Loan may be prepaid without premium or penalty other than customary “breakage” costs. The Versace Term Loan requires the Company to maintain a net leverage ratio as of the end of each fiscal quarter of no greater than 4.0 to 1.0. Such net leverage ratio is calculated as the ratio of the sum of total indebtedness as of the date of the measurement plus the capitalized amount of all operating lease obligations, minus unrestricted cash and cash equivalents not to exceed $200 million, to Consolidated EBITDAR for the last four consecutive fiscal quarters. Consolidated EBITDAR is defined as consolidated net income plus provision for taxes based on income, profits or capital, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash losses, charges and expenses, subject to certain additions and deductions. The Versace Term Loan also includes covenants that limit additional financial indebtedness, liens, acquisitions, loans and guarantees, restricted payments and mergers of GIVI Holding S.r.l., Gianni Versace S.r.l. and their respective subsidiaries.

The Versace Term Loan contains events of default customary for financings of this type, including, but not limited to payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to material financial indebtedness, certain events of bankruptcy or insolvency, illegality or repudiation of any loan document under the Versace Term Loan or any failure thereof to be in full force and effect, and changes of control. If such an event of default occurs and is continuing, the lenders under the Versace Term Loan would be entitled to take various actions, including, but not limited to, accelerating amounts outstanding under the Versace Term Loan.

As of July 1, 2023 and April 1, 2023, the carrying value of the Versace Term Loan was $490 million and $487 million, respectively, net of $1 million of deferred financing fees for both July 1, 2023 and April 1, 2023, which were recorded within long-term debt in the Company’s consolidated balance sheets.

As of July 1, 2023, and the date these financial statements were issued, the Company was in compliance with all covenants related to the Versace Term Loan.

Versace Facilities

During Fiscal 2022, the Company’s subsidiary, Versace, entered into an agreement with Banco BPM Banking Group (“the Bank”) to sell certain tax receivables to the Bank in exchange for cash. The arrangement was determined to be a financing arrangement as the de-recognition criteria for the receivables was not met at the time of the cash receipt from the Bank. As of July 1, 2023 and April 1, 2023, the outstanding balance was $11 million, with $1 million and $10 million recorded within short-term debt and long-term debt in the Company’s consolidated balance sheets, respectively.

Supplier Financing Program

The Company offers a supplier financing program which enables the Company’s inventory suppliers, at their sole discretion, to sell their receivables (i.e., the Company’s payment obligations to suppliers) to a financial institution on a non-recourse basis in order to be paid earlier than current payment terms provide. The Company’s obligations, including the amount due and scheduled payment dates, which generally do not exceed 90 days, are not impacted by a suppliers’ decision to participate in this program. The Company does not reimburse suppliers for any costs they incur to participate in the program and their participation is voluntary. The amount outstanding under this program as of July 1, 2023 and April 1, 2023 was $12 million and $4 million, respectively, and is presented as short-term debt in the Company’s consolidated balance sheets.

See Note 11 to the Company’s Fiscal 2023 Annual Report on Form 10-K for additional information regarding the Company’s credit facilities and debt obligations.

10. Commitments and Contingencies

In the ordinary course of business, the Company is party to various legal proceedings and claims. Although the outcome of such claims cannot be determined with certainty, the Company believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on its cash flow, results of operations or financial position.

Please refer to the Contractual Obligations and Commercial Commitments disclosure within the Liquidity and Capital Resources section of the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2023 for a detailed disclosure of other commitments and contractual obligations as of April 1, 2023.

11. Fair Value Measurements

Financial assets and liabilities are measured at fair value using the three-level valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in the valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs based on a company’s own assumptions about market participant assumptions based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

Level 2 – Valuations based on quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability and inputs derived principally from or corroborated by observable market data.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

At July 1, 2023 and April 1, 2023, the fair values of the Company’s derivative contracts were determined using broker quotations, which were calculations derived from observable market information: the applicable currency rates at the balance sheet date and those forward rates particular to the contract at inception. The Company makes no adjustments to these broker obtained quotes or prices, but assesses the credit risk of the counterparty and would adjust the provided valuations for counterparty credit risk when appropriate. The fair values of the forward contracts are included in prepaid expenses and other current assets, and in accrued expenses and other current liabilities in the consolidated balance sheets, depending on whether they represent assets or liabilities to the Company. The fair value of net investment hedges is included in other assets, and in other long-term liabilities in the consolidated balance sheets, depending on whether they represent assets or liabilities of the Company. See Note 12 for further detail.

All contracts are measured and recorded at fair value on a recurring basis and are categorized in Level 2 of the fair value hierarchy, as shown in the following table (in millions):

	Fair value at July 1, 2023 using:			Fair value at April 1, 2023 using:
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative assets:
Net investment hedges	$—	$4	$—	$—	$1	$—
Fair value hedges	—	1	—	—	—	—
Total derivative assets	$—	$5	$—	$—	$1	$—
Derivative liabilities:
Net investment hedges	$—	$93	$—	$—	$36	$—
Fair value hedges	—	3	—	—	3	—
Total derivative liabilities	$—	$96	$—	$—	$39	$—

The Company’s long-term debt obligations are recorded in its consolidated balance sheets at carrying values, which may differ from the related fair values. The fair value of the Company’s long-term debt is estimated using external pricing data, including any available quoted market prices and based on other debt instruments with similar characteristics. Borrowings under revolving credit agreements, if outstanding, are recorded at carrying value, which approximates fair value due to the frequent nature of such borrowings and repayments. See Note 9 for detailed information related to carrying values of the Company’s outstanding debt. The following table summarizes the carrying values and estimated fair values of the Company’s long-term debt, based on Level 2 measurements (in millions):

	July 1, 2023		April 1, 2023
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving Credit Facilities	$973	$973	$874	$874
Versace Term Loan	$490	$486	$487	$481
Senior Notes due 2024	$449	$432	$449	$435

The Company’s cash and cash equivalents, accounts receivable and accounts payable are recorded at carrying value, which approximates fair value.

Non-Financial Assets and Liabilities

The Company’s non-financial assets include goodwill, intangible assets, operating lease right-of-use assets and property and equipment. Such assets are reported at their carrying values and are not subject to recurring fair value measurements. The Company’s goodwill and its indefinite-lived intangible assets (Versace and Jimmy Choo brands) are assessed for impairment at least annually, while its other long-lived assets, including operating lease right-of-use assets, property and equipment and definite-lived intangible assets, are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The Company determines the fair values of these assets based on Level 3 measurements using the Company’s best estimates of the amount and timing of future discounted cash flows, based on historical experience, market conditions, current trends and performance expectations.

The Company recorded no impairment charges during the three months ended July 1, 2023 and July 2, 2022.

12. Derivative Financial Instruments

Forward Foreign Currency Exchange Contracts

The Company uses forward foreign currency exchange contracts to manage its exposure to fluctuations in foreign currencies for certain of its transactions. The Company, in its normal course of business, enters into transactions with foreign suppliers and seeks to minimize risks related to certain forecasted inventory purchases by using forward foreign currency exchange contracts. The Company only enters into derivative instruments with highly credit-rated counterparties. The Company does not enter into derivative contracts for trading or speculative purposes.

Net Investment Hedges

During the first quarter of Fiscal 2024, the Company entered into multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of $2.5 billion to hedge its net investment in Swiss Franc (“CHF”) denominated subsidiaries. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on United States Dollar notional amounts for fixed rate payments of 0.0% in CHF. These contracts have maturity dates between September 2024 and June 2028 and are designated as net investment hedges.

During the first quarter of Fiscal 2024, the Company entered into multiple float-to-float cross-currency swap agreements with aggregate notional amounts of $1.0 billion to hedge its net investment in Euro denominated subsidiaries. The Company will exchange Euro floating rate payments based on EURIBOR for the United States dollar floating rate amounts based on SOFR CME Term over the life of the agreement. The fixed rate component of semi-annual Euro payments range from 1.149% to 1.215%. These contracts have maturity dates between May 2028 and August 2030 and are designated as net investment hedges.

During the first quarter of Fiscal 2024, the Company entered into multiple fixed-to-fixed cross-currency swap agreements with an aggregate notional amount of $350 million to hedge its net investment in Euro denominated subsidiaries. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on United States Dollar notional amounts for fixed rate payments of 0.0% in Euro. These contracts have maturity dates between January 2027 and April 2027 and have been designated as net investment hedges.

During the first quarter of Fiscal 2024, the Company entered into a fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of €150 million to hedge its net investment in British Pound (“GBP”) denominated subsidiaries (the “GBP/EUR Net Investment Hedges”). As of July 1, 2023, the Company had multiple fixed-to-fixed cross-currency swap agreements with aggregate notional amounts of €1.15 billion to hedge its net investment in GBP denominated subsidiaries. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on GBP notional amounts for fixed rate payments of 0.0% in Euro. These contracts have maturity dates between November 2024 and November 2027 and are designated as net investment hedges.

As of July 1, 2023, the Company had Japanese Yen net investment hedges with aggregate notional amounts of $294 million. Under the terms of these contracts, the Company will exchange the semi-annual fixed rate payments on United States notional amounts for fixed rate payments of 0% to 2.665% in Japanese Yen. These contracts have maturity dates between May 2027 and February 2051 and are designated as net investment hedges. Certain of these contracts are supported by a credit support annex (“CSA”) which provides for collateral exchange with the earliest effective date being September 2027. If the outstanding position of a contract exceeds a certain threshold governed by the aforementioned CSA’s, either party is required to post cash collateral.

When a cross-currency swap is used as a hedging instrument in a net investment hedge assessed under the spot method, the cross-currency basis spread is excluded from the assessment of hedge effectiveness and is recognized as a reduction in interest expense in the Company’s consolidated statements of operations and comprehensive income. Accordingly, the Company recorded interest income of $15 million and $17 million during the three months ended July 1, 2023 and July 2, 2022, respectively.

Fair Value Hedges

The Company is exposed to transaction risk from foreign currency exchange rate fluctuations with respect to various cross-currency intercompany loans which will impact earnings on a consolidated basis. To manage the foreign currency exchange rate risk related to these balances, the Company entered into fair value cross-currency swap agreements to hedge its exposure in GBP denominated subsidiaries (the “GBP Fair Value Hedge”) on a Euro denominated intercompany loan. As of July 1, 2023, the total notional values of outstanding fair value cross-currency swaps related to these loans were €1 billion. Under the term of these contracts, the Company will exchange the semi-annual fixed rate payments on GBP notional amounts for fixed rate payments of 0% in Euro. These contracts have maturity dates between March 2025 and March 2026 and are designated as fair value hedges.

When a cross-currency swap is designated as a fair value hedge and qualifies as highly effective, the fair value hedge will be recorded at fair value each period on the Company’s consolidated balance sheets, with the difference resulting from the changes in the spot rate recognized in foreign currency loss on the Company’s consolidated statements of operations and comprehensive income, which will offset the earnings impact of the underlying transaction being hedged. Accordingly, the Company recorded a foreign currency gain of $28 million during the three months ended July 1, 2023.

The following table details the fair value of the Company’s derivative contracts, which are recorded on a gross basis in the consolidated balance sheets as of July 1, 2023 and April 1, 2023 (in millions):

			Fair Value
	Notional Amounts		Assets				Liabilities
	July 1, 2023	April 1, 2023	July 1, 2023		April 1, 2023		July 1, 2023		April 1, 2023
Designated net investment hedges	$5,399	$1,378	$4	(1)	$1	(1)	$93	(2)	$36	(2)
Designated fair value hedges	1,091	1,084	1	(1)	—		3	(2)	3	(2)
Total	$6,490	$2,462	$5		$1		$96		$39

(1)	Recorded within other assets in the Company’s consolidated balance sheets.
(2)	Recorded within other long-term liabilities in the Company’s consolidated balance sheets.

The Company records and presents the fair values of all of its derivative assets and liabilities in its consolidated balance sheets on a gross basis, as shown in the above table. However, if the Company were to offset and record the asset and liability balances for its derivative instruments on a net basis in accordance with the terms of its master netting arrangements, which provide for the right to set-off amounts for similar transactions denominated in the same currencies and with the same banks, the resulting impact as of July 1, 2023 and April 1, 2023 would be as follows (in millions):

	Net Investment Hedges		Fair Value Hedges
	July 1, 2023	April 1, 2023	July 1, 2023	April 1, 2023
Assets subject to master netting arrangements	$4	$1	$1	$—
Liabilities subject to master netting arrangements	$93	$36	$3	$3
Derivative assets, net	$—	$1	$1	$—
Derivative liabilities, net	$89	$36	$3	$3

Currently, the Company’s master netting arrangements do not require cash collateral to be pledged by the Company or its counterparties.

Changes in the fair value of the Company’s forward foreign currency exchange contracts that are designated as accounting hedges are recorded in equity as a component of accumulated other comprehensive income and are reclassified from accumulated other comprehensive income into earnings when the items underlying the hedged transactions are recognized into earnings, as a component of cost of goods sold within the Company’s consolidated statements of operations and comprehensive income. The net gain or loss on net investment hedges are reported within CTA as a component of accumulated other comprehensive income on the Company’s consolidated balance sheets. Upon discontinuation of the hedge, such amounts remain in CTA until the related net investment is sold or liquidated. The net gain or loss on cross-currency swap contracts designated as fair value hedges and associated with cross-currency intercompany loans are recognized within foreign currency loss on the Company’s consolidated statements of operations and comprehensive income generally in the period in which the related balances being hedged are revalued.

 The following table summarizes the pre-tax impact of the gains and losses on the Company’s designated forward foreign currency exchange contracts and net investment hedges (in millions):

	Three Months Ended
	July 1, 2023	July 2, 2022
	Pre-Tax Losses Recognized in OCI	Pre-Tax Gains Recognized in OCI
Designated forward foreign currency exchange contracts	$—	$6
Designated net investment hedges	$(54)	$213
Designated fair value hedge	$(25)	$—

The following tables summarize the pre-tax impact of the gains within the consolidated statements of operations and comprehensive income related to the designated forward foreign currency exchange contracts for the three months ended July 1, 2023 and July 2, 2022 (in millions):

	Three Months Ended
	Pre-Tax Gain Reclassified from Accumulated OCI		Location of Gain Recognized
	July 1, 2023	July 2, 2022
Designated forward foreign currency exchange contracts	$3	$4	Cost of goods sold

The Company expects that substantially all of the amounts recorded in accumulated other comprehensive income for its forward foreign currency exchange contracts will be reclassified into earnings during the next 12 months, based upon the timing of inventory purchases and turnover.

Undesignated Hedges

During the three months ended July 1, 2023, there was no gain or loss recognized within foreign currency loss in the Company’s consolidated statements of operations and comprehensive income as there were no undesignated hedges outstanding. During the three months ended July 2, 2022, a $2 million gain was recognized within foreign currency loss in the Company’s consolidated statements of operations and comprehensive income as a result of the changes in the fair value of undesignated forward foreign currency exchange contracts.

13. Shareholders’ Equity

Share Repurchase Program

On June 1, 2022, the Company announced its Board of Directors authorized a share repurchase program (the “Fiscal 2023 Plan”) pursuant to which the Company was permitted, from time to time, to repurchase up to $1.0 billion of its outstanding ordinary shares within a period of two years from the effective date of the program.

On November 9, 2022, the Company announced its Board of Directors approved a new share repurchase program (the “Existing Share Repurchase Plan”) to purchase up to $1.0 billion of its outstanding ordinary shares, providing additional capacity to return cash to shareholders over the longer term. This new two-year program replaced the Fiscal 2023 Plan. Share repurchases may be made in open market or privately negotiated transactions and/or pursuant to Rule 10b5-1 trading plans, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be suspended or discontinued at any time.

During the three months ended July 1, 2023, the Company purchased 2,636,564 shares for a total cost of approximately $100 million, including commissions, through open market transactions under the Existing Share Repurchase Plan. As of July 1, 2023, the remaining availability under the Company’s Existing Share Repurchase Plan was $300 million.

During the three months ended July 2, 2022, the Company purchased 6,120,174 shares for a total cost of approximately $300 million including commissions, through open market transactions under the Fiscal 2023 Plan.

The Company also has in place a “withhold to cover” repurchase program, which allows the Company to withhold ordinary shares from certain executive officers and directors to satisfy minimum tax withholding obligations relating to the vesting of their restricted share awards. During the three month periods ended July 1, 2023 and July 2, 2022, the Company withheld 164,377 shares and 265,311 shares, respectively, with a fair value of $6 million and $12 million, respectively, in satisfaction of minimum tax withholding obligations relating to the vesting of restricted share awards.

Accumulated Other Comprehensive Income

The following table details changes in the components of accumulated other comprehensive income (“AOCI”), net of taxes, for the three months ended July 1, 2023 and July 2, 2022, respectively (in millions):

	Foreign Currency Adjustments (1)	Net Gain on Derivatives (2)	Other Comprehensive Income Attributable to Capri
Balance at April 1, 2023	$143	$4	$147
Other comprehensive loss before reclassifications	(7)	—	(7)
Less: amounts reclassified from AOCI to earnings	—	3	3
Other comprehensive loss, net of tax	(7)	(3)	(10)
Balance at July 1, 2023	$136	$1	$137
Balance at April 2, 2022	$184	$10	$194
Other comprehensive (loss) income before reclassifications	(107)	6	(101)
Less: amounts reclassified from AOCI to earnings	—	4	4
Other comprehensive (loss) income, net of tax	(107)	2	(105)
Balance at July 2, 2022	$77	$12	$89

(1)
Foreign currency translation adjustments for the three months ended July 1, 2023 primarily include a $58 million loss, net of taxes of $21 million, relating to the Company’s net investment and fair value hedges partially offset by a net $51 million translation gain. Foreign currency translation adjustments for the three months ended July 2, 2022 primarily include a $151 million gain, net of taxes of $62 million, relating to the Company’s net investment hedges, and a net $253 million translation loss.

(2)
Reclassified amounts primarily relate to the Company’s forward foreign currency exchange contracts for inventory purchases and are recorded within cost of goods sold in the Company’s consolidated statements of operations and comprehensive income. All tax effects were not material for the periods presented.

14. Share-Based Compensation

The Company grants equity awards to certain employees and directors of the Company at the discretion of the Company’s Compensation and Talent Committee. The Company has two equity plans, one stock option plan adopted in Fiscal 2008 (as amended and restated, the “2008 Plan”), and an Omnibus Incentive Plan adopted in the third fiscal quarter of Fiscal 2012 and amended and restated with shareholder approval in May 2015, and again in June 2020 (the “Incentive Plan”). The 2008 Plan only provided for grants of share options and was authorized to issue up to 23,980,823 ordinary shares. As of July 1, 2023, there were no shares available to grant equity awards under the 2008 Plan.

The Incentive Plan allows for grants of share options, restricted shares and RSUs, and other equity awards, and authorizes a total issuance of up to 22,471,000 ordinary shares after amendments in August 2022. At July 1, 2023, there were 4,150,946 ordinary shares available for future grants of equity awards under the Incentive Plan. Option grants issued from the 2008 Plan generally expire ten years from the date of the grant, and those issued under the Incentive Plan generally expire seven years from the date of the grant.

The following table summarizes the Company’s share-based compensation activity during the three months ended July 1, 2023:
	Options	Service-Based RSUs	Performance-Based RSUs
Outstanding/Unvested at April 1, 2023	229,675	3,181,926	165,239
Granted	—	1,874,967	203,693
Exercised/Vested	(14,503)	(1,589,310)	—
Canceled/Forfeited	(23,205)	(36,481)	—
Outstanding/Unvested at July 1, 2023	191,967	3,431,102	368,932

The weighted average grant date fair value of service-based and performance-based RSUs granted during the three months ended July 1, 2023 was $36.86 and $36.82, respectively. The weighted average grant date fair value of service-based and performance-based RSUs granted during the three months ended July 2, 2022 was $49.02 and $47.41, respectively.

Share-Based Compensation Expense

The following table summarizes compensation expense attributable to share-based compensation for the three months ended July 1, 2023 and July 2, 2022 (in millions):

	Three Months Ended
	July 1, 2023	July 2, 2022
Share-based compensation expense	$30	$28
Tax benefit related to share-based compensation expense	$5	$5

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on historical forfeiture rates. The estimated value of future forfeitures for equity awards as of July 1, 2023 is approximately $14 million.

See Note 16 in the Company’s Fiscal 2023 Annual Report on Form 10-K for additional information relating to the Company’s share-based compensation awards.

15. Income Taxes

The Company’s effective tax rate for the three months ended July 1, 2023 was 4.0%. This rate differs from the United Kingdom (“U.K.”) federal statutory rate of 25% primarily due to the release of a valuation allowance on Korean deferred tax assets during the three months ended July 1, 2023 and the impact of global financing activities.

The Company’s effective tax rate for the three months ended July 2, 2022 was 12.1%. Such rates differed from the U.K. federal statutory rate of 19% primarily due to the impact of global financing activities.

The global financing activities are related to the Company’s 2014 move of its principal executive office from Hong Kong to the U.K. and decision to become a U.K. tax resident. In connection with this decision, the Company funded its international growth strategy through intercompany debt financing arrangements. These debt financing arrangements reside between certain of our U.S. and U.K. subsidiaries. Due to the difference in the statutory income tax rates between these jurisdictions, the Company realized lower effective tax rates for the three months ended July 1, 2023.

16. Segment Information

The Company operates its business through three operating segments — Versace, Jimmy Choo and Michael Kors, which are based on its business activities and organization. The reportable segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are revenue and operating income for each segment. The Company’s reportable segments represent components of the business that offer similar merchandise, customer experience and sales/marketing strategies.

The Company’s three reportable segments are as follows:

•
Versace — segment includes revenue generated through the sale of Versace luxury ready-to-wear, accessories and footwear through directly operated Versace boutiques throughout the Americas, certain parts of EMEA and certain parts of Asia, as well as through Versace outlet stores and e-commerce sites. In addition, revenue is generated through wholesale sales to distribution partners (including geographic licensing arrangements that allow third parties to use the Versace trademarks in connection with retail and/or wholesale sales of Versace branded products in specific geographic regions), multi-brand department stores and specialty stores worldwide, as well as through product license agreements in connection with the manufacturing and sale of jeans, fragrances, watches, jewelry, eyewear and home furnishings.

•
Jimmy Choo — segment includes revenue generated through the sale of Jimmy Choo luxury footwear, handbags and small leather goods and accessories through directly operated Jimmy Choo retail and outlet stores throughout the Americas, certain parts of EMEA and certain parts of Asia, through its e-commerce sites, as well as through wholesale sales of luxury goods to distribution partners (including geographic licensing arrangements that allow third parties to use the Jimmy Choo trademarks in connection with retail and/or wholesale sales of Jimmy Choo branded products in specific geographic regions), multi-brand department stores and specialty stores worldwide. In addition, revenue is generated through product licensing agreements, which allow third parties to use the Jimmy Choo brand name and trademarks in connection with the manufacturing and sale of fragrances and eyewear.

•
Michael Kors — segment includes revenue generated through the sale of Michael Kors products through four primary Michael Kors retail store formats: “Collection” stores, “Lifestyle” stores (including concessions), outlet stores and e-commerce sites, through which the Company sells Michael Kors products, as well as licensed products bearing the Michael Kors name, directly to consumers throughout the Americas, certain parts of EMEA and certain parts of Asia. The Company also sells Michael Kors products directly to department stores, primarily located across the Americas and Europe, to specialty stores and travel retail shops, and to its geographic licensees. In addition, revenue is generated through product and geographic licensing arrangements, which allow third parties to use the Michael Kors brand name and trademarks in connection with the manufacturing and sale of products, including watches, jewelry, fragrances and eyewear.

In addition to these reportable segments, the Company has certain corporate costs that are not directly attributable to its brands and, therefore, are not allocated to its segments. Such costs primarily include certain administrative, corporate occupancy, shared service and information system expenses, including enterprise resource planning system implementation costs and Capri transformation program costs. In addition, certain other costs are not allocated to segments, including restructuring and other (income) expense and COVID-19 related expenses. The segment structure is consistent with how the Company’s CODM plans and allocates resources, manages the business and assesses performance. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance.

The following table presents the key performance information of the Company’s reportable segments (in millions):
	Three Months Ended
	July 1, 2023	July 2, 2022
Total revenue:
Versace	$259	$275
Jimmy Choo	183	172
Michael Kors	787	913
Total revenue	$1,229	$1,360
Income from operations:
Versace	$3	$52
Jimmy Choo	16	19
Michael Kors	130	222
Total segment income from operations	149	293
Less: Corporate expenses	(71)	(60)
Restructuring and other income (expense)	2	(3)
COVID-19 related expenses	—	1
Total income from operations	$80	$231

Depreciation and amortization expense for each segment are as follows (in millions):
	Three Months Ended
	July 1, 2023	July 2, 2022
Depreciation and amortization:
Versace	$13	$12
Jimmy Choo	7	7
Michael Kors	21	25
Corporate	4	1
Total depreciation and amortization	$45	$45

Total revenue (based on country of origin) by geographic location are as follows (in millions):
	Three Months Ended
	July 1, 2023	July 2, 2022
Revenue:
The Americas (United States, Canada and Latin America) (1)	$632	$794
EMEA	372	364
Asia	225	202
Total revenue	$1,229	$1,360

(1)	Total revenue earned in the U.S. was $578 million and $733 million for the three months ended July 1, 2023 and July 2, 2022, respectively.

17. Subsequent Events

On August 10, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tapestry, Inc., a Maryland corporation (“Tapestry”), and Sunrise Merger Sub, Inc., a British Virgin Islands business company limited by shares and a direct wholly owned subsidiary of Tapestry (“Merger Sub”).

The Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, Tapestry will acquire Capri in an all-cash transaction by means of a merger of Merger Sub with and into Capri (the “Merger”), with Capri surviving the Merger as a wholly owned subsidiary of Tapestry.

On the terms and subject to the conditions set forth therein, at the effective time of the Merger (the “Effective Time”), each issued and outstanding ordinary share, no par value, of the Company (an “Ordinary Share”) (other than (a) Ordinary Shares that are issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by the Company or by Tapestry or any of its direct or indirect subsidiaries and (b) Ordinary Shares that are issued and outstanding immediately prior to the Effective Time that are held by holders who have properly exercised dissenters’ rights in accordance with, and who have complied with, Section 179 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands) will be converted into the right to receive $57.00 in cash, without interest, subject to any required tax withholding as provided in the Merger Agreement.

The Company’s Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and, subject to certain exceptions set forth in the Merger Agreement, resolved to recommend that Capri’s shareholders adopt a resolution authorizing the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) and approving the Merger and the other transactions contemplated by the Merger Agreement (“Shareholder Approval”).

The completion of the Merger is subject to the fulfillment or waiver of certain customary mutual closing conditions, including (a) the Shareholder Approval having been obtained, (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other regulatory approvals, and (c) the absence of any injunction or order by a court or other governmental entity of competent jurisdiction in U.S. or other specified jurisdictions preventing, enjoining, prohibiting or making illegal the consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. Tapestry’s obligation to consummate the Merger is also conditioned upon the absence of a material adverse effect on Capri’s business prior to the Effective Time as more specifically defined in the Merger Agreement. The consummation of the Merger is not subject to any financing condition.

Additional information about the Merger Agreement is set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 10, 2023.